Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Gefen Landa Acquisition Corp. (the “Company”) on Amendment No. 1 to Form S-1 File No. 333-253991 of our report dated February 5, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Gefen Landa Acquisition Corp. as of January 20, 2021 and for the period from January 18, 2021 (inception) through January 20, 2021 appearing in the Registration Statement of Gefen Landa Acquisition Corp. File No. 333-253991.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 18, 2021